                                                                    CONFIDENTIAL


PROJECT PROMETHEUS
PRESENTATION TO THE BOARD OF DIRECTORS




DECEMBER 18, 1994                                       PAINEWEBBER INCORPORATED

TABLE OF CONTENTS

                                                           Tab
                                                           ---
     -    Offer Summary. . . . . . . . . . . . . . . .      1
     -    RCPI Business Review . . . . . . . . . . . .      2
     -    RCPI Valuation Review. . . . . . . . . . . .      3
     -    RCPI Pro Forma Review. . . . . . . . . . . .      4

OFFER SUMMARY

- Offer to acquire Rockefeller Center Properties, Inc. ("RCPI" or the "Company") by Rockefeller Group, Inc. ("RGI") through a cash merger (the "Offer")

- Offer proposes each outstanding common share of RCPI be converted into $6.00 in cash, subject to certain adjustments for the payment of any dividend by the Company after December 30, 1994 and prior to closing (1)

-    Significant conditions of the Offer include, among other things:

     -    Formal RGI shareholder approval

     -    Termination of pending Goldman, Sachs refinancing

     -    Absence of any material adverse change

     -    Receipt of required regulatory clearances

     -    Negotiation of merger agreement

-    Offer equates to the following premiums and multiples:

     RGI OFFER (1)

     ($ IN MILLIONS)
          Aggregate Equity Value (2)          $223.8
          Aggregate Enterprise Value (3)       964.0


     IMPLIED PREMIUMS TO RCPI

                                                                    Premium (1)
                                                                    -----------
          Stock Price (12/16/94)                         $4.375          33.7%
          Stock Price (30 days prior to 12/16/94)         4.375          33.7
          52-Week High                                    8.38          (30.2)%
          52-Week Low                                     3.75           56.0
          1-year Average                                  5.77            1.4%
          2-Year Average                                  6.69          (12.6)
          3-Year Average                                  8.91          (34.3)


IMPLIED MULTIPLES TO RCPI (1)


($ IN MILLIONS)

                                                                                                                MEDIAN
                                                                                                   ---------------------------------
                                                                                                    COMPARATIVE         COMPARATIVE
                                                                                  IMPLIED             COMPANY           TRANSACTION
                                                                                 MULTIPLE          MULTIPLES (5)       MULTIPLES (6)
                                                                                 --------          ------------        -------------
Latest Twelve Months:
 Revenues                                                    $109.8                 8.78x               5.70x               7.83x
 Net Operating Income (after G&A)                             105.5                 9.1                10.5                15.5
 Funds from Operations                                         25.0                 9.0                10.0                11.9
 Net Income                                                    24.3                 9.2                19.8                24.2
 Book Value                                                   522.6                 0.43                1.47                1.05
1994E FFO (4)                                                  $0.67                8.7x                9.5x                N/A
1995E FFO (4)                                                   0.58               10.1                 8.9                 N/A


---------------
(1) Based on $6.00 per share purchase price proposed in the Offer and adjusted (pursuant to the Offer) for $0.15 per share dividend payment to be made on 3/31/95, prior to the estimated closing of the Offer.
(2)  Based on 38,260,704 common shares outstanding on September 30, 1994.
(3) Based on aggregate equity value plus total debt and less total cash and cash equivalents as of September 30, 1994.
(4)  Based on First Call estimates as of December 1994.
(5) Based on median multiples of comparative companies (the "REIT Index" as hereafter defined).
(6) Based on median multiples paid in five REIT acquisitions (the "REIT Transactions"). Excludes not meaningful numbers.

RCPI BUSINESS REVIEW
INDUSTRY REVIEW

- Institutional real estate investors are becoming increasingly confident that national and regional economies can support stronger real estate markets (1)

- RCPI's status as a "single-asset" mortgage REIT makes the Company a unique entity, with default risk of mortgage payments related directly to both Rockefeller Center property status and Midtown Manhattan real estate market conditions

     - The property's current occupancy rate is approximately 94%, which compares favorably to the overall vacancy rate for Midtown office buildings at the end of June 1994 of about 13.6% (1)

- New York City's Midtown real estate market experienced a significant downturn from 1991 through 1993; however, the following signs of improved conditions have become evident in 1994 (1)

     -    Vacancy rate for Midtown Manhattan was less than 15% as of June 30,
          1994

     - Large Class A space for tenants over 100,000 square feet in size has become scarce

     -    Transaction activity for desirable product has increased

     -    Rents are rising and concessions are decreasing

     -    Several land sales for new construction have been recently announced

---------------
(1) Source: June 30, 1994 Appraisal of Real Property for RCPI's collateral, prepared by Douglas Elliman Appraisal and Consulting Division.

RCPI BUSINESS REVIEW
INDUSTRY REVIEW

COMPARATIVE GROWTH ANALYSIS (LTM) (1)

[Bar Chart]

                                      RCPI            REIT INDEX(2)
REVENUE GROWTH                        (4.7)%              18.3%
NOI GROWTH(3)                         (5.2)%              24.1%
FFO GROWTH                           (27.6)%              24.5%
PROJECTED FFO GROWTH(4)              (16.8)%              (6.5)%


COMPARATIVE RATIO ANALYSIS (LTM) (5)

[Bar Chart]

                                      RCPI            REIT INDEX(2)
NOI MARGIN(3)                         96.1%               54.5%
FFO MARGIN                            22.8%               38.5%
GAAP NET INCOME MARGIN                22.1%               18.8%
DEBT/TOTAL MARKET CAP                 81.6%               42.9%
DIVIDEND YIELD(6)                     13.7%                8.2%

---------------
(1) Represents growth rates for the latest interim period available versus the similar period for 1993 for RCPI and an index of Arbor Property Trust, Beacon Properties, Carr Realty, MGI Properties, Mellon Mortgage and Property Capital Trust (the "REIT Index").
(2) Based on median figures for the REIT Index. Excludes not meaningful numbers.
(3)  Represents net operating income after general and administrative expenses.
(4) Based on median projected 2-year annual growth in funds from operations ("FFO") from 1993 to 1995E for RCPI and the REIT Index, as per First Call.
(5)  Based on latest twelve months operating results for RCPI and the REIT
     Index.
(6)  Represents annual indicated dividend divided by current stock price.

RCPI BUSINESS REVIEW
INDUSTRY REVIEW

COMPARATIVE GROWTH ANALYSIS (1991 - PRESENT) (1)

[Bar Chart]

                                      RCPI            REIT INDEX(2)
REVENUE GROWTH                        (4.1)%               4.4%
NOI GROWTH(3)                         (4.5)%               7.3%
FFO GROWTH                           (15.0)%              11.0%


COMPARATIVE AVERAGE RATIO ANALYSIS (1991 - PRESENT) (4)

[Bar Chart]

                                      RCPI            REIT INDEX(2)
NOI MARGIN                            96.6%               59.7%
FFO MARGIN                            28.2%               30.7%
GAAP NET INCOME MARGIN                27.6%               16.2%

---------------
(1)  Compound annual growth rates from 1991 to present for RCPI and the REIT
     Index.
(2) Based on median figures for the REIT Index. Excludes not meaningful numbers.
(3)  Represents net operating income after general and administrative expenses.
(4)  Based on average annual operating results from 1991 to present.

RCPI BUSINESS REVIEW
MARKET REVIEW

RCPI HAS UNDERPERFORMED THE COMPARATIVE REIT INDEX AND THE S&P 500 OVER THE PAST FIVE YEARS

[Line Graph]

Line graph showing RCPI's stock price during the period December 15, 1989 to December 16, 1994 as compared to a REIT Index comprised of the Comparative Companies and the S&P 500 Index

-------------------------------------------------------------------------------
                                   12/15/89 -      1/1/92 -       1/1/94 -
                                   12/31/91        12/31/93        PRESENT
                                   --------        --------        -------

RCPI                                 (27.2)%        (56.1)%        (35.2)%
REIT Index                           (27.2)%          7.8%          (9.1)%
S&P 500 Index                         19.1%          11.8%          (1.4)%

-------------------------------------------------------------------------------

RCPI BUSINESS REVIEW
MARKET REVIEW

RCPI HAS PERFORMED UNEVENLY AGAINST THE MARKET DURING THE LAST TWELVE MONTHS

[Line Graph]

Line graph showing RCPI's stock price during the period December 16, 1993 to December 16, 1994 as compared to a REIT Index comprised of the Comparative Companies and the S&P 500 Index

-------------------------------------------------------------------------------

                                   12/16/93 -     01/01/94 -
                                   12/31/93        PRESENT
                                   -------         -------

RCPI                                   0.0%         (35.2)%
REIT Index                             4.1%          (9.1)%
S&P 500 Index                          0.7%          (1.4)%

-------------------------------------------------------------------------------

RCPI MARKET MULTIPLE ANALYSIS (1)

[Bar Chart]

                                       RCPI           REIT INDEX(2)
REVENUES                               8.26x               5.70x
NOI(3)                                 8.6x               10.5x
TRAILING FFO                           6.7x               10.0x
1994 FFO(4)                            6.5x                9.5x
1995 FFO(5)                            7.5x                8.9x
BOOK VALUE                              .032x              1.47x

---------------
(1) Based on closing stock prices on December 16, 1994 and latest four quarter operating results.
(2) Based on median multiples for the REIT Index. Excludes negative and not meaningful numbers.
(3)  Represents net operating income after general and administrative expenses.
(4)  Based on estimates of FFO as estimated by First Call.

RCPI Business Review
M&A Market Review

PREMIUMS PAID IN SELECTED REIT TRANSACTIONS

[Bar Chart]

                                       RCPI       REIT TRANSACTIONS(2)
REVENUE                                8.78x               7.83x
NOI(3)                                 9.1x               15.5x
FFO                                    9.0x               11.9x
NET INCOME                             9.2x               24.2x
BOOK VALUE                             0.43x               1.05x
PREMIUM OVER STOCK PRICE              33.7%               28.5%


PERFORMANCE OF RCPI VERSUS SELECTED REITS PRIOR TO ACQUISITION

[Bar Chart]

                                       RCPI       REIT TRANSACTIONS(2)
NOI MARGIN(3)                         96.1%               49.2%
FFO MARGIN                            22.8%               32.6%
GAAP NET INCOME MARGIN                22.1%               15.6%

---------------
(1) Based on implied premiums for RCPI valuation assuming: (i) RCPI operating results for the latest twelve months ended September 30, 1994; (ii) per share consideration paid of $5.85; (iii) 38,260,704 common shares outstanding as of September 30, 1994; (iv) approximately $740.2 million in total net debt.
(2) Based on median multiples paid in five REIT acquisitions (the "REIT Transactions"). Excludes not meaningful numbers.
(3)  Represents net operating income after general and administrative expenses.
(4) Based on latest twelve month operating results for RCPI for the period ending September 30, 1994.
(5) Based on median margins and ratios for the latest twelve months prior to each respective company being acquired.

RCPI BUSINESS REVIEW
OVERVIEW

SUMMARY OF COMPANY AND PROPERTY RELATIONSHIPS

                                  THE PROPERTY

MAJOR ASSETS

                                    RENTABLE AREA    OCCUPANCY
        BUILDING                   (SQ. FT.)(1)(2) PERCENTAGE(2)
--------------------------------   --------------  -------------

GE                                    1,874,451         98.6%
NBC Studio                              384,592        100.0
GE West                                 151,687        100.0
1270 Avenue of the Americas(3)          388,772         83.1
Associated Press                        400,277         98.1
International                         1,030,900         93.0
British Empire                          102,673         90.7
La Maison Francaise                     104,813         99.9
One Rockefeller Plaza                   471,538         85.4
Ten Rockefeller Plaza                   291,519         93.3
Paramount Publishing & Addition         600,519         93.3
600 Fifth Avenue                        353,296         92.9
Additional Property (4)                  28,421        100.0
                                      ---------        -----
    Total                             6,185,458         94.6%
                                      ---------        -----
                                      ---------        -----


MAJOR LIABILITIES
$1.3 billion Participating Mortgage Loan


EQUITY OWNERSHIP
RGI:  80% Mitsubishi, 20% Rockefeller

Source:  December 31, 1993 Form 10-K.

                        /\
                         |                             |
                         |                             |
                   MORTGAGE LOAN               INTEREST PAYMENTS
                         |                             |
                         |                             |
                                                      \/
                               71.5% EQUITY OPTION


                                   THE COMPANY

MAJOR ASSETS
$1.3 billion Participating Mortgage Loan
Base interest Rate (pre 12/31/2000): 7.725% - 8.430%
                                     currently 8.115%

Floating interest rate thereafter (if not converted):  LIBOR +
                                                       (0.25% - 1.0%)

Convertible on 12/31/2000 into 71.5% general partnership interests


MAJOR LIABILITIES

                                                 AVERAGE    12/31/93 FACE
                                                  YIELD    AMOUNT (000'S)
                                                 -------   --------------

Commercial Paper(5)                                4.40%      $225,911
Current Coupon Convertible Debenture(6)            9.23        213,170
Zero Coupon Convertible Debenture                 10.23        311,334


EQUITY OWNERSHIP

Common Stock:  38,260,704 shares outstanding


---------------
(1) Measured in accordance with the standard for measurement promulgated by the New York Real Estate Board in 1968.
(2)  At December 31, 1993.
(3) Radio City Music Hall is included as part of this building but excluded from the rentable area and occupancy percentage data.
(4) Including the underground concourse and lower plaza and includes the Lindy's and Hurley's restaurant buildings.
(5) The letter of credit facility supporting the commercial paper will expire by June 30, 1995.
(6)  Coupon steps up to 13.0% from 8.0% on January 1, 1995.

RCPI BUSINESS REVIEW
KEY FINANCIAL ISSUES

- RCPI has been actively addressing both short-term and long-term issues relating to its financial condition

- The Company is relatively highly leveraged with a debt to market capitalization ratio of 81.6% (1)

- The letters of credit supporting RCPI's commercial paper will expire by June 30, 1995

- In order to address its liquidity issues, the Company entered into an agreement on November 17, 1994 for Goldman, Sachs & Co. and Whitehall Street Real Estate Limited Partnership to purchase from RCPI $225 million of long-term debt which will permit the Company to retire its commercial paper and reduce its interest rate swap exposure

     - Refinancing includes warrants and stock appreciation rights covering 19.9% of outstanding shares

---------------
(1) Based on September 30, 1994 debt balances and equity market value as of December 16, 1994.

RCPI BUSINESS REVIEW
PROPERTY AND MORTGAGE REVIEW

PROPERTY AND MORTGAGE CASH FLOW SUMMARY

($ IN MILLIONS)

[Line Graph]

Line graph showing RCPI's property and mortgage cash flow summary during the period 1991 to 2007



Mortgage(1)
OCF(2)
Equity Conversion(3)

---------------
(1) Mortgage payment represents mortgage loan payments due until December 31, 2000, and LIBOR of 5.25% plus 1% management fees thereafter.
(2) Operating Cash Flow (or "OCF") represents the net operating income estimates included in the Property appraisal performed by the Douglas Elliman Appraisal and Consulting Division dated June 30, 1994, less interest at LIBOR on an excess capital improvement loan.
(3)  Equity Conversion represents 71.5% of Operating Cash Flow.

RCPI BUSINESS REVIEW
FINANCIAL FORECAST REVIEW

STAND ALONE FINANCIAL FORECAST SUMMARY (1)


($ IN MILLIONS)
                                         1991      1992      1993                1994      1995      1996      1997      1998
Total Revenue(2)                       $123.2    $122.4    $113.6              $109.3    $109.3    $109.3    $109.3    $109.3
Funds from Operations(3)                $39.1     $39.9     $36.6               $26.7     $20.6     $18.5     $21.3     $24.2
FFO Margin                               31.7%     32.6%     32.2%               24.4%     18.8%     16.9%     19.5%     22.1%


                                         1999      2000      2001      2002      2003      2004      2005      2006      2007
Total Revenue(2)                       $109.3    $110.1     $86.9     $86.9     $86.9     $86.9     $86.9     $86.9     $86.9
Funds from Operations(3)                $27.6     $29.5     $29.4     $29.3     $29.2     $29.1     $29.0     $28.9     $28.8
FFO Margin                               25.3%     26.8%     33.8%     33.7%     33.6%     33.5%     33.3%     33.2%     33.1%




(FOR THE YEARS ENDED 12/31)                              PROJECTED
                                    HISTORICAL   ----------------------------
                                  (1991 - 1993)  (1994 - 2000)  (2001 - 2007)
                                  -------------  -------------  -------------

Revenue CAGR                          (4.0)%          0.1%           0.0%
FFO $ CAGR                            (3.2)%          1.4%          (0.3)%
Average FFO Margin                    32.2%          22.0%          33.5%

---------------
(1) Based on the 1994 through 2007 financial forecast provided by RCPI management (the "Stand Alone Financial Forecast"). Assumes that existing capital structure is maintained in the future but with commercial paper renegotiated and rolled over at 11.0% starting 6/30/95. Consummation of the Goldman Sachs refinancing or other refinancing of existing debt is not assumed. Also assumes no conversion of outstanding convertible debentures.
(2) Total Revenue represents mortgage loan payments from the Borrowers at a fixed rate of 8.4% until 2000 and a floating rate (assumed at 6.62%) thereafter.
(3)  FFO represents net cash flow after interest expense and debt retirement.

RCPI BUSINESS REVIEW
FINANCIAL FORECAST REVIEW

REFINANCING FINANCIAL FORECAST SUMMARY (1)


($ IN MILLIONS)
                                         1991      1992      1993                1994      1995      1996      1997      1998
Total Revenue(2)                       $123.2    $122.4    $113.6              $109.3    $109.3    $109.3    $109.3    $109.3
Funds from Operations(3)                $39.1     $39.9     $36.6               $26.7      $3.7     $18.8     $18.1     $19.3
FFO Margin                               31.7%     32.6%     32.2%               24.4%      3.4%     17.2%     16.6%     17.7%


                                         1999      2000      2001      2002      2003      2004      2005      2006      2007
Total Revenue(2)                       $109.3    $109.3     $86.1     $86.1     $86.1     $86.1     $86.1     $86.1     $86.1
Funds from Operations(3)                $20.6     $20.0     $26.0     $25.9     $25.8     $25.7     $25.6     $25.5     $25.5
FFO Margin                               18.8%     18.3%     30.2%     30.1%     30.0%     29.9%     29.8%     29.7%     29.6%





(FOR THE YEARS ENDED 12/31)                              PROJECTED
                                    HISTORICAL   ----------------------------
                                  (1991 - 1993)  (1994 - 2000)  (2001 - 2007)
                                  -------------  -------------  -------------


Revenue CAGR                          (4.0)%          0.0%           0.0%
FFO $ CAGR                            (3.2)%         (3.6)%         (1.9)%
Average FFO Margin                    32.2%          16.6%          29.9%

---------------
(1) Based on the 1994 through 2007 financial forecast provided by RCPI management (the "Refinancing Financial Forecast"). Assumes refinancing of existing capital structure with $225 million in senior and subordinated debt (including warrants and stock appreciation rights covering 19.9% of outstanding shares).
(2) Total Revenue represents mortgage loan payments from the Borrowers at a fixed rate of 8.4% until 2000 and a floating rate (assumed at 6.62%) thereafter.
(3)  FFO represents net cash flow after interest expense and debt retirement.

RCPI VALUATION REVIEW
SUMMARY

IMPLIED VALUATION




($ IN MILLIONS)

                                                            EQUITY VALUE       PER SHARE VALUE (1)
                                                            ------------       -------------------

     Market Value
          Current (12/16/94)                                   $167.4               $4.38
          52-Week High                                          320.4                8.38
          52-Week Low                                           143.5                3.75
     Book Value (09/30/94)                                     $522.6              $13.66

     Discounted Equity Valuation - Stand Alone (2)          $273.9 - $403.6     $7.16 - $10.55
     Comparative Transaction Valuation (3)(4)                227.3 -  588.1      5.94 -  15.37
     Comparative Company Valuation (3)(5)                    197.0 -  480.5      5.15 -  12.56


---------------
(1) Per share figures are based on 38,260,704 common shares outstanding as of September 30, 1994.
(2) Based on the Stand Alone Financial Forecast. Assumes discount rates between 9.5% and 12.0% and terminal values of $1.3 billion (in which case it is not economical for RCPI shareholders to convert to property holders and the mortgage is repaid in 2007) and $2.1 billion (in which case it is economical for RCPI shareholders to convert to 71.5% property holders in
     2000).
(3) Based on latest twelve month operating results for RCPI for the period ended September 30, 1994.
(4) Based on median comparative transaction multiples for the REIT Transactions. Excludes high and low values and negative and not meaningful numbers.
(5) Based on median comparative company multiples using closing stock prices on December 16, 1994 and latest twelve-month operating results for the REIT Index. Assumes no theoretical change of control premium. Excludes high and low values and negative and not meaningful numbers.

RCPI VALUATION REVIEW
SUMMARY

RELATIVE MULTIPLE ANALYSIS (1)


                                        OFFER PRICE      COMPARATIVE COMPANIES (2)         COMPARATIVE TRANSACTIONS (2)
                                        -----------      -------------------------         ----------------------------
                                         $6.00 (3)       MEDIAN           RANGE              MEDIAN          RANGE
                                         ---------       ------       --------------         ------     ----------------

     Revenues                               8.78x          5.70x      5.06x - 10.58x          7.83x      7.01x -  9.12x
     Net Operating Income                   9.1           10.5        9.6   - 13.1           15.5         8.9  - 18.6
     Funds from Operations:
     -   LTM                                9.0           10.0        7.4   - 12.1           11.9        7.0   - 14.2
     -   1994E (4)                          8.7            9.5        9.1   - 13.0            NA            NA - NA
     -   1995E (4)                         10.1            8.9        8.8   - 16.3            NA            NA - NA
     Book Value                             0.43           1.47       0.57  -  3.04           1.05       0.51  -  3.75



RELATIVE RATIO AND GROWTH ANALYSIS


                                                           COMPARATIVE COMPANIES             COMPARATIVE TRANSACTIONS
                                                         -------------------------         ----------------------------
                                           RCPI          MEDIAN           RANGE              MEDIAN          RANGE
                                         ---------       ------           -----              ------         ------

     LTM FFO Margin                        22.8%          38.5%        24.0% - 54.8%         32.6%       30.6% - 44.0%
     Historical FFO Growth (4)            (15.0)          11.0        (26.3) - 14.1           NA            NA - NA
     Projected FFO Growth (5)             (16.8)          (6.5)       (40.7) - 15.9           NA            NA - NA
     Debt/Total Market Cap                 81.6           42.9          0.0  - 61.4           NA            NA - NA
     Indicated Dividend Yield              13.7            8.2          6.1  - 13.8           NA            NA - NA


---------------
(1)  Based on latest twelve month operating results.
(2)  Based on closing stock prices on December 16, 1994.
(3) Based on $6.00 per share purchase price proposed in the Offer and adjusted (pursuant to the Offer) for $0.15 per share dividend payment to be made on 3/31/95, prior to the estimated closing of the Transaction.
(4) Historical FFO growth represents compound annual growth from 1991 to present for RCPI and the REIT Index.
(5) Projected FFO growth represents compound annual growth from 1993 to 1995E as estimated by First Call.

RCPI PRO FORMA REVIEW
REFINANCING ASSUMPTIONS

- Pro forma review was conducted which assessed the effects of a refinancing transaction proposed by Goldman Sachs (the "Refinancing")

- Analysis calculated the financial effects of the Refinancing on RCPI assuming December 31, 1994 closing

-    Analysis is based on the following projection assumptions

     - RCPI Financial Forecasts for years ended 1994 - 2000 on a stand-alone basis and pro forma for the Refinancing

     -    Includes Refinancing related fees and expenses

-    Pro forma fully diluted common share ownership

SHARE OWNERSHIP SUMMARY

(SHARES IN THOUSANDS)                        TOTAL            % OWNERSHIP
                                            ------            -----------

     RCPI Shares Outstanding                38,261                80.1%
     Goldman, Sachs Stock Options (1)        9,505                19.9
                                            ------                ----
     Total                                  47,766               100  %


---------------

(1)  Consists of 4,156,927 warrants and 5,348,541 stock appreciation rights.

RCPI PRO FORMA REVIEW

CASH AVAILABLE FOR DISTRIBUTION ACCRETION/(DILUTION) (1)(2)


                                                                                         YEARS ENDING DECEMBER 31,
                                                                        ---------------------------------------------------------
                                                                         1995      1996      1997      1998      1999      2000
                                                                         ----      ----      ----      ----      ----      ----

Stand Alone - no Goldman Sachs Refinancing                                0.52      0.46      0.54      0.62      0.70     14.49
Pro Forma - with Goldman Sachs Refinancing (3)                            0.60      0.60      0.60      0.60      0.60     12.12
Accretion/Dilution %                                                     15.4%     30.4%     11.1%     (3.2)%   (14.3)%   (19.6)%



PRO FORMA CAPITALIZATION


($ IN MILLIONS)                                                                PRO FORMA FOR YEARS ENDING DECEMBER 31,
                                                     STAND-ALONE     ----------------------------------------------------------
                                                        1994           1995      1996      1997      1998      1999      2000
                                                      --------       --------  --------  --------  --------  --------  --------

Zero Coupon Convertible Debentures                    $  326.9       $  360.3  $  397.1  $  437.7  $  482.5  $  531.8  $  586.2
Current Coupon Convertible Debentures                    213.2          213.2     213.2     213.2     213.2     213.2     213.2
Commercial Paper                                         200.0            -         -         -         -         -         -
Senior Debt                                                -            129.1     101.3      70.9      35.7       0.0       0.0
Subordinate Debt                                           -             75.0      75.0      75.0      75.0      70.1      25.5
                                                      --------       --------  --------  --------  --------  --------  --------
  Total Debt                                             740.0          777.6     786.6     796.8     806.4     815.1     824.9
  Common Stockholders' Equity                            526.3          504.0     497.0     489.1     482.4     477.1     471.2
                                                      --------       --------  --------  --------  --------  --------  --------
     Total Capitalization                             $1,305.3       $1,315.9  $1,312.7  $1,309.4  $1,306.1  $1,302.8  $1,299.2
                                                      --------       --------  --------  --------  --------  --------  --------
                                                      --------       --------  --------  --------  --------  --------  --------
Capitalization (% of Total)
  Total Debt                                              56.7%          59.1%     59.9%     60.9%     61.7%     62.6%63.5%
  Common Stockholders' Equity                             43.3           40.9      40.1      39.1      38.3      37.4      36.5
                                                      --------       --------  --------  --------  --------  --------  --------
     Total                                               100.0%         100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
                                                      --------       --------  --------  --------  --------  --------  --------
                                                      --------       --------  --------  --------  --------  --------  --------



---------------
(1) Includes property value of $2.1 billion on December 31, 2000 and RCPI equity holders convert into 71.5% of the property. Further assumes property sale (excluding transaction costs) and liquidation of the REIT on December 31, 2000.
(2) Cash Available for Distribution equals net income plus non-cash interest expense less debt principal repayment. All available cash not used to pay dividends is assumed to be used to amortize outstanding debt balances.
(3) Cash Available for Distribution for Refinancing Financial Forecast of $0.60 is equal to net income plus non-cash interest expense less debt amortization.


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